Exhibit 99.1

EULAV ASSET MANAGEMENT

CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2019

INDEPENDENT AUDITORS' REPORT

To the Trustees of

EULAV Asset Management

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of EULAV Asset Management and subsidiary, which comprise the consolidated statement of financial condition as of April 30, 2019, and the related consolidated statements of operations, changes in owners' equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EULAV Asset Management and subsidiary as of April 30, 2019, and the consolidated results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ EISNERAMPER LLP

EISNERAMPER LLP

New York, New York

July 23, 2019

EULAV ASSET MANAGEMENT

Consolidated Statement of Financial Condition

April 30, 2019

ASSETS
Cash and cash equivalents	$3,760,815
Investments	4,959,253
Receivable from affiliates	2,162,826
Prepaid expenses and other assets	423,679

Total current assets	11,306,573

Furniture and equipment, net	57,939
Intangible asset - management contracts	49,318,784

$60,683,296

LIABILITIES AND OWNERS' EQUITY
Accounts payable and accrued liabilities	$938,770
Due to owners – distributions	2,608,817

Total current liabilities	3,547,587

Owners' equity	57,135,709

$60,683,296

See notes to consolidated financial statements

EULAV ASSET MANAGEMENT

Consolidated Statement of Operations

For the Year Ended April 30, 2019

Revenues:
Investment management fees	$16,715,161
12b-1 fees	6,220,787
Sub-transfer agency fees	589,548
Dividends, interest and other income	235,382
Change in unrealized gain on investments	37,936

Total revenues	23,798,814

Expenses:
Marketing and distribution	7,338,726
Compensation and benefits	3,979,477
Office and administration	1,491,853
Professional fees	554,552

Total expenses	13,364,608

Net income before New York City income taxes	10,434,206
Provision for New York City income taxes	76,865

Net income	$10,357,341

See notes to consolidated financial statements

EULAV ASSET MANAGEMENT

Consolidated Statement of Changes in Owners' Equity

For the Year Ended April 30, 2019

	April 30,	Net		April 30,
	2018	Income	Distributions	2019

Non-voting revenue interest and non-voting profit interest	$56,174,630	$9,308,797	$(9,278,573)	$56,204,854
Class A voting profit interest	893,168	943,690	(916,488)	920,370
Class B voting profit interest	7,463	104,854	(101,832)	10,485

	$57,075,261	$10,357,341	$(10,296,893)	$57,135,709

See notes to consolidated financial statements

EULAV ASSET MANAGEMENT

Consolidated Statement of Cash Flows

For the Year Ended April 30, 2019

Cash flows from operating activities:
Net income	$10,357,341
Adjustments to reconcile net income to net cash provided by operating activities:
Change in unrealized gain on investments	(37,936)
Depreciation and amortization expense	54,658
Realized gain on investments	(104,962)

Changes in:
Receivable from affiliates	(329,225)
Prepaid expenses and other assets	55,894
Accounts payable and accrued liabilities	167,718
Due to broker	(128,806)

Net cash provided by operating activities	10,034,682

Cash flows from investing activities:
Purchase of investments	(18,778,780)
Proceeds from investments	18,064,769
Purchase of furniture and equipment	(19,081)

Net cash used in investing activities	(733,092)

Cash flows from financing activities:
Distributions, net of change in due to owners - distributions	(9,916,197)

Net decrease in cash and cash equivalents	(614,607)
Cash and cash equivalents - April 30, 2018	4,375,422

Cash and cash equivalents - April 30, 2019	$3,760,815

Supplemental disclosure of cash flow information:
Cash paid for New York City income taxes	$75,000

Non-cash financing activities:
Due to owners - distributions	$2,608,817

See notes to consolidated financial statements

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements

April 30, 2019

Note A - Organization and Transactions with Affiliates

EULAV Asset Management (the "Company"), a Delaware statutory trust, with no fixed term, was formed on December 23, 2010 as a result of Value Line, Inc. ("VLI") completing the restructuring of its asset management and broker-dealer businesses (the "Restructuring Transaction"). As part of the Restructuring Transaction, EULAV Securities, Inc., a New York corporation and wholly-owned subsidiary of VLI that acted as the distributor of the Value Line mutual funds ("Value Line Funds"), merged into EULAV Securities LLC ("ESLLC"), a Delaware limited liability company. VLI transferred 100% of its interest in ESLLC to EULAV Asset Management LLC, a wholly-owned subsidiary of VLI that acted as the investment adviser to the Value Line Funds and certain separate accounts. EULAV Asset Management LLC then converted into the Company, which still acts as the investment adviser to the Value Line Funds. ESLLC, a wholly-owned subsidiary of the Company, is a broker-dealer registered with the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority. ESLLC claims the exemption from the provisions of SEC Rule 15c3-3 under paragraph (k)(1).

VLI granted the Company the right to use the Value Line name for all existing Value Line Funds and to supply without charge or expense the Value Line proprietary ranking system information for so long as the Company is the investment adviser to the Value Line Funds.

Each of the Value Line Funds has an investment advisory agreement with the Company pursuant to which the Company serves as investment adviser to the Value Line Funds. The Company receives investment management fees from each of the Value Line Funds managed by the Company. The Company and certain of the Value Line Funds have agreed that the Company would waive a portion of the fund's respective advisory fees. The fees received by the Company from the Value Line Funds are net of any contractual fee waivers as described in Note D.

Each of the Value Line Funds has a distribution agreement with the Company's wholly owned subsidiary ESLLC pursuant to which ESLLC acts as principal underwriter and distributor of the Value Line Funds for the sale and distribution of their shares. ESLLC is eligible to receive service and distribution fees under Rule 12b-1 of the Investment Company Act of 1940 from the Value Line Funds managed by the Company. ESLLC and certain of the Value Line Funds have agreed to waive all or a portion of the Fund's respective Rule 12b-1 fees. The fees received by the ESLLC from the Value Line Funds are net of any contractual fee waivers as described in Note D.

ESLLC receives sub-transfer agency fees from certain of the Value Line Funds to compensate financial intermediaries that provide sub-transfer agency and related services to investors that hold their fund shares in omnibus accounts maintained by the financial intermediaries with the Value Line Funds.

Note B - Summary of Significant Accounting Policies

[1]	Use of estimates:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

[2]	Cash and cash equivalents:

The Company considers all cash held at banks and in money market mutual funds to be cash and cash equivalents. The Company maintains cash balances in a financial institution which, at times, may exceed federally insured limits. In the event of a financial institution's insolvency, recovery of cash may be limited.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements

April 30, 2019

Note B - Summary of Significant Accounting Policies (continued)

[3]	Consolidation:

The consolidated financial statements include the accounts of the Company and ESLLC after elimination of inter-company balances and transactions.

[4]	Revenues:

Effective May 1, 2018, the Company adopted ASC Topic 606, Revenue from Contracts with Customers. The new revenue recognition guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance requires an entity to follow a five-step model to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. The Company applied the modified retrospective method of adoption which resulted in no adjustment to retained earnings as of May 1, 2018. The new revenue recognition guidance does not apply to revenue associated with financial instruments, interest income and expense, leasing and insurance contracts. All revenues that are recognized in the current period are primarily related to performance obligations that have been satisfied in the same period.

The performance obligation relating to investment management fees relates to the management of the Client’s account which is an obligation capable of being and distinct within the context of the contracts. The Company believes its performance obligation relating to service, distribution and sub-transfer agency fees is the distribution of the Value Line Funds. This represents a single performance obligation that is continuously provided over the contract period.

Investment management fees consist of management fees from the Value Line Funds. Investment management fees for the Value Line Funds are earned on a monthly basis as services are performed and the fees, which generally range from 0.38% to 0.75%, are calculated based on average daily net assets of the Value Line Funds in accordance with each fund's advisory agreement.

The management fees and average daily net assets for the Value Line Funds are calculated by State Street Bank, which serves as the fund accountant, fund administrator and custodian of the Value Line Funds. Shareholder servicing for the Value Line Funds is performed by DST, formerly known as BFDS. The Value Line Funds are open-end management companies registered under the Investment Company Act of 1940.

Service and distribution fees are received from the Value Line Funds in accordance with service and distribution plans under Rule 12b-1 of the Investment Company Act of 1940. The plans are compensation plans, which means that ESLLC's fees under the plans are payable without regard to actual expenses incurred by ESLLC. ESLLC may earn a profit under the plan. Service and distribution fees are received on a monthly basis and calculated by State Street Bank based on the average daily net assets of each of the Value Line Funds in accordance with each Fund's prospectus. Expenses incurred by ESLLC include payments to securities dealers, banks, financial institutions and other organizations that provide distribution, marketing, and administrative services with respect to the distribution of the Value Line Funds' shares.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements

April 30, 2019

Note B - Summary of Significant Accounting Policies (continued)

Sub-transfer agency fees are received from the Value Line Funds in accordance with a sub-transfer agency plan approved by the Board of the Value Line Funds. The sub-transfer agency fee, which may be paid directly to the financial intermediary or indirectly via ESLLC, is equal to the lower of (i) the aggregate amount of additional transfer agency fees and expenses that the Value Line Funds would otherwise pay to the Value Line Funds' transfer agent, if each subaccount in the omnibus account maintained by the financial intermediary with the fund were a direct account with the fund and (ii) the amount by which the fees charged by the financial intermediary for including the fund on its platform and providing shareholder, sub-transfer agency and related services exceed the amount paid under the fund's plan with respect to fund assets attributable to shares held by the financial intermediary in the omnibus account. In addition, the amount of sub-transfer agency fees payable by the Value Line Funds to all financial intermediaries in the aggregate is subject to a maximum cap of 0.05% of each fund's average daily net assets. If the sub-transfer agency fee is paid to financial intermediaries indirectly via ESLLC, ESLLC does not retain any amount thereof and such fee otherwise reduces the amount that ESLLC is contractually obligated to pay to the financial intermediary.

Future estimates of payments for revenues are not recognized as there is significant uncertainty as to their amounts, which are dependent upon factors outside the Company’s control, such as fund shareholder activity and market appreciation/depreciation. Additionally, it should be noted that contracts between the Company and its customers do not include performance-based fees.

The Company considers that recognizing revenue for both management fees, service and distribution fees, and sub-transfer agency fees over time best represents the transfer of control to the customer for management investment activities. The Company considers that time elapsed to be the method that best represents the transfer of control to the customer for management investment activities.

Revenue from contracts with customers
Service and distribution
Service and distribution fees	$6,220,787
Sub-transfer agency fees	589,548
Total service and distribution revenue	6,810,335

Investment management fees
Investment management fees	$16,715,161
Total investment management fees	16,715,161

Total revenue from contracts with customers	$23,525,496

[5]	Income taxes:

The Company, as a trust, has elected to be taxed as a pass-through entity similar to a partnership for federal and state income tax purposes and, accordingly, is not subject to federal and state income taxes. The Company is subject to New York City unincorporated business tax.

The Company may recognize tax benefits from any uncertain positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company's policy is to recognize interest and penalties in general and administration expense. The Company has not recognized in these consolidated financial statements any interest or penalties related to income taxes and has no material unrecognized tax benefits. The Company is subject to U.S. federal, state and local tax examinations by tax authorities since inception. The Company currently has an open IRS examination for FY2016.

Tax laws are complex and subject to different interpretations by the taxpayer and taxing authorities. Significant judgment is required when evaluating tax provisions and related uncertainties. Future events such as changes in tax legislation could require a provision for income taxes. Any such changes could significantly affect the amounts reported in the consolidated statement of operations.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements

April 30, 2019

Note B - Summary of Significant Accounting Policies (continued)

[6]     Investments:

As of April 30, 2019, investments include $854,000 in various Value Line mutual funds. The Company classifies these investments as trading securities recorded at fair value.

[7]     Intangible assets:

The value of the intangible asset received as part of the Restructuring Transaction was derived primarily from revenue streams to be earned from management contracts contributed and from the right to use the Value Line name for all existing Value Line Funds and access the Value Line Proprietary Ranking information. This intangible asset was valued at approximately $49,197,000 and it is tested for impairment annually. It has an indefinite useful life and is not being amortized. VLI utilized the services of a third party valuation firm (the "Valuator") to assist in the determination of the fair value of the intangible asset at the time of the Restructuring Transaction.

The value of the intangible asset received as part of the Value Line Defensive Strategies Fund Transaction was derived from the value of the assets in the Fund and the value of two selling agreements that were acquired in the Transaction. The intangible asset was valued at approximately $350,000 and is being amortized over a 15 year useful life. As of April 30, 2019, the value is approximately $122,000, and accumulated amortization is approximately $228,000. The amount of amortization for the year ended April 30, 2019 was approximately $10,000.

EAM utilizes the services of the Valuator to assist in the determination of the fair value of the intangible asset each fiscal year. The Valuator employed several analytical methodologies which were used by the Company to assist in its determination of the fair value of the intangible asset. These methodologies included two market approach methods which referenced actual transactions in the equity of similar enterprises that are traded in private and public markets and one income approach method utilizing discounted cash flows to determine the present value of the future earning capacity that is available to investors in the entity. The Company assesses the recoverability of its intangible asset by determining whether the carrying amount can be recovered through discounted forecasted cash flows if events or changes in circumstances indicate that the asset may be impaired. If discounted forecasted cash flows indicate that the carrying amount will not be recovered, an adjustment will be made to reduce such amounts to fair value based on forecasted future cash discounted at a rate commensurate with the risk associated with achieving such cash flows. Future cash flows are based on trends of historical performance and the Company's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. The Company has elected to perform its annual analysis at April 30, its fiscal year-end. No indicators of impairment were identified during the year ended April 30, 2019.

[8]     Fair Value of Financial Instruments

In accordance with Fair Value Accounting, the Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. Financial assets and liabilities recorded on the Statement of Financial Condition are categorized based on the inputs to the valuation techniques as follows:

Level 1: Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements

April 30, 2019

Note B - Summary of Significant Accounting Policies (continued)

Level 2: Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability.

Level 3: Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumption about the assumptions a market participant would use in pricing the asset or liability.

The following table presents the Company’s assets by level within the fair value hierarchy at April 30, 2019:

	Carrying Value	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$3,760,815	$3,760,815	$-	$-	$3,760,815
Investments	4,959,253	4,959,253	-	-	4,959,253
Receivable from affiliates	2,162,826	-	2,162,826	-	2,162,826
Total Assets	$10,882,894	$8,720,068	$2,162,826	$-	$10,882,894

The classification of financial instruments valued at fair value as of April 30, 2019 is as follows:

Level 1
Fixed Income	$3,138,265
Mutual funds	853,816
Equities	967,172
$4,959,253

Mutual funds as described in Note B[6], fixed income and equity securities are valued on the last business day of the period at the last available reported price on their primary securities exchange.

Note C - Owners' Equity

Class A and Class B interest holders are Trustees and holders of the voting profits interests of the Company, and Value Line, Inc. ("VLI") owns the non-voting revenue interests and the non-voting profits interests of the Company.

Collectively, the voting profits interests receive 50% of the residual profit of the business, in which the share of Class A voting profits interest is 45% and Class B voting profits interest is 5%, subject to temporary adjustments in certain circumstances, as defined in the Trust agreement.  VLI retains a nonvoting profits interest representing 50% of residual profits, subject to temporary adjustments in certain circumstances and has no power to vote for the election, removal or replacement of the Trustees of the Company. VLI also retains a Non-Voting Revenues Interest in the business ranging from 41% at non-distribution fee (certain investment management fees) revenue levels of $9 million or less to 55% at such revenue levels of $35 million or more. The Company will make distributions to the owners and holders of the revenue interests no later than the tenth day after each respective quarter end, as defined in the Trust agreement.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements

April 30, 2019

Note D - Related Party Transactions

The investment management fees, 12b-1 fees, and sub-transfer agency fees, as described in Note A, are received from the Value Line Funds and are reflected within receivable from affiliates on the consolidated statement of financial condition. For the year ended April 30, 2019, total investment management fee waivers and reimbursements were approximately $421,000 and total service and distributions fee waivers were approximately $654,000. Substantially all of the revenue is generated from related parties.

As of April 30, 2019, the Company held investments in the Value Line Funds as described in Note B[6].

Note E - Furniture and Equipment

Furniture and equipment are carried at cost. Depreciation is provided using the straight-line method over the estimated useful lives of three to seven years. For the year ended April 30, 2019, depreciation expense was $44,658.

Furniture and equipment, net, consist of the following:

Furniture and equipment	$294,601
Less: accumulated depreciation	(236,662)

$57,939

Note F - Regulatory Requirements

For regulatory purposes, ESLLC is subject to the net capital provisions of Rule 15c3-1 under the Securities Exchange Act of 1934, which requires the maintenance of minimum net capital of $5,000 or one-fifteenth of aggregate indebtedness, if greater. At April 30, 2019, ESLLC's net capital, as defined, of approximately $979,000 exceeded required net capital by approximately $934,000 and the ratio of aggregate indebtedness to net capital was .70 to 1.

Note G - Employees' Profit Sharing and Savings Plan

The employees of the Company are eligible to be members of the Company's 401(k) Plan and Profit Sharing Plan. In general, the Company matched 50% of the first 4% and 100% of the next 2% of each eligible employee's salary for the 401(k) Plan and may at its discretion contribute to the Profit Sharing Plan. For the year ended April 30, 2019, the Company made $124,000 in matching contributions to the 401(k) Plan and its Profit Sharing Plan. This amount was included in compensation and benefits on the consolidated statement of operations.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements

April 30, 2019

Note H - Co-Employee Agreement

The Company has a client service agreement with ADP TotalSource as Co-employer (as defined in the client service agreement). ADP TotalSource is an unrelated entity. The Company's employees are on the Co-employer's payroll and withholding system which is responsible for providing the payroll and tax withholding payments and reports for the Company's employees. In exchange, the Co-employer receives an administrative fee amounting to approximately $46,000 for the year ended April 30, 2019.

Note I - Commitment

In February 2016, the Company signed the First Amendment to Sublease which extended its lease term to March 2020. Either party may terminate the Sublease following not less than six months written notice. Such notice was given to the Company, and the Sublease terminates September 7, 2019. The Company has entered into a five year Lease Agreement with Boston Properties to lease office space at 7 Times Square, 16th Floor, New York NY 10036, effective August 1, 2019. In addition, the Company has entered into a one year lease for office space in Hollywood Florida. Future rental commitment under the Leases are as follows:

Year Ending April 30,	Amount

2020	$406,503
2021	394,598
2022	398,696
2023	406,565
2024	414,434
$2,020,796

Rent expense charged to operations for the year ended April 30, 2019 was approximately $324,000, which was included in office and administration on the consolidated statement of operations.

Note J - Subsequent Events

Management has evaluated all subsequent transactions and events through July 23, 2019, the date on which these consolidated financial statements were available to be issued.